Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated May 16, 2012

Deutsche Bank Oil Notes

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Crude Oil Exchange Traded Notes

Description
The PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO),
PowerShares DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and
PowerShares DB Crude Oil Double Short Exchange Traded Note (Symbol: DTO)
(collectively, the 'PowerShares DB Crude Oil ETNs') are the first U.S.
exchange-traded products that provide investors with a cost- effective and convenient way to take a long, short or leveraged view on the performance of an oil-based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index - Oil, which is intended to track the long or short performance of the underlying futures contracts of a basket of oil futures contracts. The Long ETN is based on the Optimum YieldTM version of the Index, and the Short and Double Short ETNs are based on the standard version of the Index.

Investors can buy and sell the PowerShares DB Crude Oil ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may redeem the PowerShares DB Crude Oil ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Fact Sheet Prospectus

Index History(1)

* Indicative intra-day and Index closing

** Indicative intra-day value of the OLO

*** Last end of day OLO RP

SZO Financial Details

Ticker: SZO
Last Update          16-May-2012
                     12:30 PM
Price                Not Available
SZO Index Level*     682.04096
Indicative Intra-day 42.96
Value **
Last end of day      42.68707
Value ***
Last date for end    15-May-2012
of day Value

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing

** Indicative intra-day value of the SZO

*** Last end of day SZO RP

Contact Information

Any questions please call
1-877-369-4617

Source: DB / Bloomberg
Long ETN Index Weights
 As Of: 15-May-2012
   Commodity            Contract Expiry Date Weight %
  Light Crude               20-Jun-2012        100
Short ETN Index Weights
 As Of: 15-May-2012
   Commodity            Contract Expiry Date Weight %
  Light Crude               20-Jun-2012        100

http://dbfunds.readysetrocket.com/Notes/Oil/index.aspx

5/16/2012

DTO Financial Details
 Ticker: DTO
 Last Update               16-May-2012
                           12:30 PM
 Price                     Not Available
 DTO Index Level*          682.04096
 Indicative Intra-day      45.18
 Value **
 Last end of day           44.65801
 Value ***
 Last date for end         15-May-2012
 of day Value
 Data Source: www.nyse.com
 (Data delayed 20 minutes)
 *   Indicative intra-day and Index closing
 **  Indicative intra-day value of the DTO
 *** Last end of day DTO RP
OLO Financial Details
 Ticker: OLO
 Last Update               16-May-2012
                           12:30 PM
 Price                     Not Available
 OLO Index Level*          1,996.24030
 Indicative Intra-day      13.19
 Value **
 Last end of day           13.29269
 Value ***
 Last date for end         15-May-2012
 of day Value
 Data Source: www.nyse.com

Deutsche Bank Oil Notes

Poweshares DB Crude Oil ETN and Index Data

Ticker symbols
Crude Oil Long         OLO
Crude Oil Short        SZO
Crude Oil Double Short DTO

Intraday Indicative value symbols

Crude Oil Long              OLOIV
Crude Oil Short             SZOIV
Crude Oil Double Short      DTOIV
CUSIP symbols
Crude Oil Long              25154K866
Crude Oil Short             25154K874
Crude Oil Double Short      25154K809
Details
ETN price at listing        $25.00
Inception date              6/16/08
Maturity date               6/01/38
Yearly investor fee         0.75%
Listing exchange NYSE       Arca
DB Optimum Yield(TM) Crude  DBLCOCLT
Oil Index
DB Standard Crude Oil Index DBRCLTR
Risks(3)

Non-principal protected Leveraged losses Subject to an investor fee Limitations on repurchase Concentrated exposure to oil Acceleration risk Credit risk of the issuer

Benefits

Leveraged and short notes Relatively Low Cost Intraday access Listed
Transparent

Issuer Details

Deutsche Bank AG, London Branch Long-term Unsecured Obligations(3)

(1)ETN performance figures are based on repurchase value.
Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete
information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Crude Oil ETN performance.
The inception date of the Deutsche Bank Liquid Commodity Index-
Oil is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is May 24, 2006. ETN Performance is based on a
combination of the monthly returns from the relevant Commodity
Index plus the monthly returns from the DB 3-Month T-Bill Index (the
'T-Bill Index'), resetting monthly as per the formula applied to the
PowerShares DB Crude Oil ETNs, less the investor fee. The Long
ETN is based on the Deutsche Bank Liquid Commodity Index -
Optimum Yield Crude OilTM, and the Short and Double Short ETNs
are based on the standard version of the Deutsche Bank Liquid
Commodity Index - Light CrudeTM (the 'Commodity Indexes'). The
T-Bill Index is intended to approximate returns from investing in 3-
month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses.
Indexes are unmanaged, and you cannot invest directly in an index.
PAST PERFORMANCE DOES NOT GUARANTEE FUTURE
RESULTS.

(2)The S and P 500[R] Index is an unmanaged index used as a
measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays
U.S. Aggregate Bond Index(TM) is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.

(3)The PowerShares DB Crude Oil ETNs are senior unsecured
obligations of Deutsche Bank AG, London Branch, and the
amount due on the PowerShares DB Crude Oil ETNs is
dependent on Deutsche Bank AG, London Branch's ability to
pay. The PowerShares DB Crude Oil ETNs are riskier than
ordinary unsecured debt securities and have no principal
protection. Risks of investing in the PowerShares DB Crude Oil
ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses.
Investing in the PowerShares DB Crude Oil ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Crude Oil ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Crude Oil ETNs is zero, your Investment will expire worthless. Deutsche Bank may
accelerate the PowerShares DB Crude Oil ETNs upon a regulatory event affecting the ability to hedge the PowerShares DB Crude Oil
ETNs.

The PowerShares DB Crude Oil Double Short ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Crude Oil ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are
restrictions on the minimum number of PowerShares DB Crude Oil
ETNs that you may repurchase directly from Deutsche Bank AG,
London Branch, as specified in the applicable pricing supplement.
Ordinary brokerage commissions apply, and there are tax
consequences in the event of sale, redemption or maturity of the
PowerShares DB Crude Oil ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Crude Oil ETNs are concentrated in crude oil futures contracts. The market value of the PowerShares DB Crude
Oil ETNs may be influenced by many unpredictable factors,
including, among other things, volatile oil prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Crude Oil
ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. For a description of the main risks, see 'Risk Factors' in the applicable pricing
supplement.

Not FDIC Insured - No Bank Guarantee - May Lose Value

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The PowerShares DB Crude Oil ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage and/or inverse risk and the consequences of seeking monthly leveraged and/or inverse investment results, and who intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. The ETNS are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Crude Oil ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Crude Oil ETNs is entirely dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares DB Crude Oil ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

http://dbfunds.readysetrocket.com/Notes/Oil/index.aspx

5/16/2012

Deutsche Bank Oil Notes

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

Copyright [C] Deutsche Bank A.G. Imprint | Legal Resources | Terms and
Conditions

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5/16/2012